EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated February 14, 2006 with respect to the audited financial statements of Health Rush, Inc. included in the Registration Statement on Form SB-2 of Health Rush, Inc. We also consent to the reference to us under the heading “Experts” in the Prospectus comprising a part of such Registration Statement.

Moore Stephens, P.C.

February 14, 2006
Cranford, New Jersey

An independently owned and operated member
of Moore Stephens North America, Inc.,
a member of Moore Stephens International Limited -
members in principal cities throughout the world

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